Exhibit 10.3

October 29, 2007

Mr. John J. Fry

7367 Shadowbrook Drive

Kirtland, OH 44094

Dear John:

I am delighted to offer you the position of Vice President – General Counsel and Corporate Secretary for Analogic Corporation (the “Company” or “Analogic”). I am excited about the prospect of your joining Analogic and look forward to your leadership in helping build a strong future for our Company.

The following provides the terms and conditions of your employment offer set forth in this letter Agreement (the “Agreement”):

1.	Start Date. Your employment will commence on or about November 26, 2007.

2.	Reporting Relationship. You will report directly to me, James Green, President and CEO.

3.	Base Salary. Your starting annualized base salary (the “Base Salary”) will be $285,000 per year. The first review will occur as part of the normal year-end Company process for fiscal year 2008. Salary will be paid periodically in accordance with normal Company payroll practices.

4.	Annual Performance Bonus. You will be eligible to participate in the Company’s annual bonus program with an initial target (the “Target Bonus”) of 40% of the Base Salary (i.e., $114,000). Your bonus for fiscal year 2008 is guaranteed at target, pro-rated for the number of full months you work for Analogic during the fiscal year, which ends in July (e.g., if you start in November, your guarantee would be for 8/12ths of the year, or $76,000).

5.	Sign-on Bonus. As soon as practical after your start date, you will receive a sign-on bonus in the amount of $200,000. You will be required to repay this bonus (pro-rata based on the number of full months worked) should you voluntarily terminate your employment with the Company without Good Reason (as defined below) within two years of your start date.

6.	Equity Grants. You will be eligible to participate in the Company’s annual long-term incentive program, which presently consists solely of performance-contingent restricted stock. As soon as practicable upon hire you will receive a “target” award of 4,000 shares (and “maximum” of 8,000 shares) of performance-contingent restricted stock, granted as part of the Company’s normal three (3) year performance-based long-term incentive program (the “Performance Contingent Award”);

a.	The terms of the Performance Contingent Award are identical to the terms that are applicable to all participants, with the exception of the following:

i.	If you are terminated without Cause (as defined below) or for Good Reason (as defined in Analogic’s Change of Control agreement dated May 2007) within one year from the date of hire, the performance goals will be deemed met and pro-rata shares, relative to the maximum award, shall vest based on the number of whole months completed in your employment period to date.

b.	Other than the terms described above, this and future grants will be made under the same terms and conditions as other participants.

7.	One-Time Equity Grant. As soon as practicable after your start date, you will receive a one-time grant of time-based restricted stock as follows:

a.	2,000 shares of time-based restricted stock, vesting 25% per year beginning on the second anniversary of grant date (the “Time-Based Award”); and

b.	If your employment is terminated by the Company without Cause or by you for Good Reason within one year from the date of hire, vesting will fully accelerate on 100% of the Time-Based Award.

8.	Vacation. You will be entitled to accrue up to four (4) weeks of paid vacation each year of employment plus sick leave on the same basis as all other executives of the Company in accordance with the terms and conditions of the vacation and sick leave policies of the Company.

9.	Relocation. You will be eligible for the standard Analogic relocation policy to assist your move from Ohio to Massachusetts, including:
a.	Reasonable number of house hunting trips for you and your spouse;

b.	Reimbursement of your travel expenses to and from Cleveland to visit your family pending their move to Boston.

c.	Temporary housing while transitioning from Ohio;

d.	Reasonable transportation and shipping costs;

e.	Closing costs and/or legal fees related to the purchase and sale of your current home;

f.	Should the sale of your current home not close prior to your purchase of a home in Massachusetts, the Company will reimburse actual costs (including loan acquisition fees and interest) of bridge financing in an amount approximately equal to value of your present home. Financing will be obtained by you, directly from a third party lender. This benefit is limited to two years from your start date, and

g.	The tax effect of any income that is imputed to you as a result of the above relocation benefits will be grossed up by Analogic.

10.	Benefits. You will be eligible to participate in the Company’s standard benefit program generally applicable to similarly situated executives which includes medical, dental and life insurance, short and long-term disability protection and participation the Company’s 401(k) profit sharing plan.

The full range of benefits for you and your family is summarized in the 2007 Employee Benefits Summary. Note that the Company reserves the right to change or amend its benefit plans it offers to employees at any time.

11.	Change-In-Control. You will be eligible for the following Change-in-Control (CIC) benefits in the event your employment is terminated by the Company without Cause or by you for Good Reason within twenty-four (24) months following a CIC (the “CIC Period”):

a.	One times the Base Salary plus the greater of: (1) the Target Bonus for the year in which termination occurs or (2) the average bonus paid to you over the prior three (3) full fiscal years;

b.	Pro-rata bonus based on the number of whole months worked in the year of termination (fiscal), using the greater of the Target Bonus or the projected actual bonus, to the extent determinable;

c.	Health and welfare benefit continuation for 12 months;

d.	Acceleration of vesting of unvested equity awards including, without limitation, the Performance-Contingent Award and the Time-Based Award; and

e.	If any excise taxes are imposed on you because your CIC payments exceed your safe harbor under the Federal golden parachute rules (as defined in IRS Sections 280G and 4999), these excise taxes will be reimbursed to you along with the Federal and State income tax effect of this reimbursement. However, should your CIC payments exceed your safe harbor amount by less than $50,000 or 10% of your safe harbor amount; you will receive the greater of: (1) your total CIC payments less the estimated cost of your excise tax or (2) your safe harbor amount.

The terms described above will be incorporated into a change of control agreement of a form substantially similar to the May 2007 form of CIC agreement.

12.	General Severance. You will also be eligible for the following severance benefits in the event your employment is terminated by the Company without Cause or by you for Good Reason and other than during the CIC Period.

a.	Base Salary continuation for the greater of: (1) the remainder of the 24 month period following your start date or (2) 12 months following your date of termination;

b.	A lump sum payment equal to (i) the greater of the Target Bonus or your actual bonus, to the extent determinable, for the year of termination;

c.	Outplacement assistance;

d.	Equity treatment as described in 6(a)(i) and 7(b) above; and,

e.	The cost of relocation, but only if back to Cleveland, Ohio. This benefit applies for a maximum of two years from your actual start date.

13.	Restrictive Covenants. Severance payments will be conditioned on your signing of a general waiver and release of claims, and your agreement not to solicit employees or customers for the severance period, and not disparage the Company nor disclose trade secrets or confidential information.

14.	Prior Agreements. You represent and warrant that you are not bound by any agreement with a previous employer or other party that you would breach by accepting employment with the Company or performing your duties as an employee of the Company. You further represent and warrant that, in the performance of your duties with the Company, you will not utilize or disclose any confidential information in breach of an agreement with a previous employer or any other party. It is acknowledged that, as an attorney, you are subject to certain legal and ethical obligations, including those set out in the applicable rules of professional conduct governing the conduct of attorneys and relating to conflicts of interest. Any such obligations will not be considered a breach of this agreement.

15.	Business Expenses. You will be reimbursed for customary business expenses incurred in connection with the performance of your duties and activities as Vice President, General Counsel, and Secretary pursuant to the Company’s established policies. These expenses include but are not limited to expenses related to bar admissions and registrations, and continuing legal education.

16.	Nature of Employment. Your employment with the Company is on an “at-will” basis, meaning that either you or the Company may terminate the employment relationship at any time, for any reason, with or without Cause and with or without notice, subject to the severance and acceleration provisions described above. As used in this Agreement, “Cause” means (a) any intentionally dishonest, illegal, or insubordinate conduct which is materially injurious to Analogic or any of its subsidiaries or which results in an improper substantial personal benefit, (b) material breach of any provision of any employment, nondisclosure, non-competition, or similar agreement to which you are a party or by which you are bound, (c) material nonperformance or gross dereliction of duty, (d) conviction of a felony, or (e) commission of an action involving moral turpitude. For the purposes of this Agreement, Good Reason shall have the meaning ascribed to it in Analogic’s Change of Control Agreement dated May 2007, it being understood however that a Change of Control shall not be required. For the avoidance of doubt, you may terminate your employment for Good Reason at any time regardless of whether a Change of Control is contemplated or has occurred. It is further understood that, outside the context of a Change of Control, the Company retains the right to modify its employee benefits plans (i.e., health, welfare, retirement, etc.) and avoid triggering a Good Reason termination, as described in sections 5(c)(ii) and 4(b)(iii) of Analogic’s May 2007 Change of Control Agreement.

17.	Final Agreement. This Agreement sets forth a summary of the terms of your service with the Company and supersedes any prior representations or agreements, whether written or oral. This Agreement shall be deemed to have been entered into and shall be construed and enforced in accordance with the laws of the Commonwealth of Massachusetts.

18.	Timing of Payments. The payments under Sections 11 and 12 above will be made as soon as practicable following the date your employment terminates. Any amounts payable under this Agreement that constitute deferred compensation subject to Section 409A of the Internal Revenue Code shall be paid, if so required, at the later of: (i) the time otherwise provided in this Agreement and (ii) a date that is more than six months following the date of your separation from service with the Company.

As has been previously communicated to you., it would be necessary to pass a drug test for certain illicit substances, pass a background check, which includes credit and court records, and I-9 proof of U.S. employment eligibility.

Thank you and I enthusiastically look forward to working with you in your new role at Analogic.

Sincerely,
Analogic Corporation

/s/ Jim Green
Jim Green, President & CEO
Analogic Corporation

Accepted and agreed to on this 30th day of October, 2007.

/s/ John J. Fry
Mr. John J. Fry